                                                                    Exhibit 4.22

                           HOTEL MANAGEMENT AGREEMENT

This HOTEL MANAGEMENT AGREEMENT ("AGREEMENT") is made and entered into as of the date specified in EXHIBIT A attached hereto, by and between the parties identified in EXHIBIT A as "OPERATOR", "LEASEE" and "OWNER" respectively.

     RECITALS OF FACT

          (A) Golden Wall Investment Ltd. has the exclusive rights and license to use and exercise all rights vested in and derived from the trade name and trade mark known as Park Plaza (the "MARK"), all as specified in and pursuant to a certain Territory License Agreement dated 30 September 2002 by and among Park Global Holding, Inc., on the first part, and Golden Wall Investment Ltd., on the second part (the "2002 TLA"); and

          (B) As of January 2003, Golden Wall Investment Ltd. granted Operator an exclusive sub-license to use the Mark in the Territory, which includes inter alia England, pursuant to which Operator has full right to manage and market hotels under the Park Plaza Worldwide Hotel Management and Franchise System (the "System"), which System includes the right to use the name "Park Plaza" and the trademarks associated with such name, to use the System's international marketing and reservation facilities, and to draw upon the technical assistance, training, and management resources of Park Plaza Worldwide Hotel Group; and

          (C) Owner is the owner of the real property located at and described in EXHIBIT B attached hereto (the "PROPERTY") upon which there is constructed an hotel described in EXHIBIT B (the "HOTEL"); and

          (D)  Owner has leased the Property and Hotel to the Leasee; and

          (E) Operator's has extensive know-how, experience and expertise in the management and operation of 4 & 5 stars class hotels, and has available to it qualified personnel to render hotel management and operation services.

          (F) Leasee wishes to engage the services of Operator for the management, operation and marketing of the Hotel ("SERVICES").

     NOW, THEREFORE, incorporating the above recitals as though fully set forth, and in consideration of the mutual covenants, promises, and obligations set forth below, the parties hereto agree as follows:

                             ARTICLE I : THE HOTEL

1.   THE HOTEL

     1.1. The word "HOTEL" will be used in this Agreement to refer collectively to the following :

          1.1.1. the Property comprising the site of the Hotel, as more particularly described in EXHIBIT B;

          1.1.2. all of the Hotel buildings and all related installations and building systems and facilities as more particularly described in Exhibit B;

          1.1.3. the "OPERATING EQUIPMENT" of the hotel, consisting of all tools, uniforms, china, glassware, linen, silverware, and other similar items used in connection with the operation of the Hotel, dining room accessories, kitchen utensils, engineering tools and equipment, housekeeping utensils and miscellaneous equipment and accessories;

          1.1.4. the "Operating Supplies" of the Hotel, consisting of all immediately consumable items used in connection with the operation of the Hotel such as food and beverages, cleaning materials, matches, stationery, and other similar items;

          1.1.5. the "FF&E" of the Hotel, consisting of all furniture and furnishings, fixtures, and equipment used in connection with the operation of the Hotel (but excluding the Operating Equipment and the Operating Supplies), including : (a) any items contained within the walls and ceilings of the structure (which are deemed to be part of the Hotel building); (b) all furniture and furnishings, which shall include guest room, office, public area, and other furniture, carpeting, draperies, lamps and other items;
               (c) kitchen and valet shop equipment; (d) all equipment required for the operation of guest rooms (including television, mini-bars and safes), banquet rooms, employee locker rooms, and a health club (where relevant); (e) office equipment, including computer hardware and software as selected by Operator;

               (f) dining room wagons; (g) material handling equipment; (h) cleaning and engineering equipment;

2.   TITLE TO HOTEL:

     2.1. Owner agrees that, subject to the provisions of Paragraph 2.3 below, it now has and will hold for the Term of this Agreement, full title to the Hotel.

     2.2. Leasee will, at its expense, make all reasonable efforts, including litigation if necessary, to enable Operator to peaceably perform its management, consulting and marketing services consistent with the terms of this Agreement.

     2.3. Nothing in this Paragraph 2 contained shall be deemed to derogate from or restrict the free and unfettered rights of Owner :

          2.3.1. to sell, transfer or otherwise dispose of its rights and interests in and to the Property and/or the Hotel, subject to Operator's rights as specified in Paragraph 50.3 below; and

          2.3.2. To charge, mortgage or otherwise encumber its rights and interests in and to the Property and/or the Hotel (in addition to those which are recorded and registered in favor of any party as at the date hereof and of which Operator has been made aware), provided that any such liens, encumbrances, exceptions, covenants, and charges do not materially or adversely affect the operation of the Hotel and/or Operator's rights and/or the ability of Operator to reasonably fulfill its obligations under this Agreement.

                                   ARTICLE II

                              TERM OF THE AGREEMENT

3.   TERM OF THE AGREEMENT

     Initial Term

     3.1. The "INITIAL TERM" of this Agreement will commence on October 1st, 2004 (hereinafter referred to as the "COMMENCEMENT DATE") and will continue uninterrupted until midnight on December 31st, 2019.

     3.2. Each contract year in terms of this Agreement shall be a calendar year commencing on January 1st and expiring on December 31st of that year. The first contract year in terms of this Agreement commenced on October 1st 2004 and expire on December 31st 2004.

     Extended Term

     3.3. The Term of this Agreement shall be automatically extended for a further period of 10 (ten) years commencing on January 1st 2020 and terminating on December 31st 2030 (hereinafter "THE EXTENDED TERM"), unless either party shall serve notice on the other party that it does not intend to renew the term of this Agreement for the Extended Term. Such notice shall be furnished in writing by not later then January 1st 2019.

     Usage of "Term"

     3.4. Subject to the provisions of Paragraph 3.3 above, the expression "the Term" wheresoever used in this Agreement shall be deemed to apply to both the Initial Term and the Extended Term, mutatis mutandis.

     Reservation of Rights

     3.5. Nothing in this Paragraph 3 contained shall be deemed to derogate from the rights of either party to terminate this

          Agreement in accordance with the provisions of Article XIII below.

                                   ARTICLE III

                         USE AND OPERATION OF THE HOTEL

4.   APPOINTMENT OF OPERATOR:

     4.1. Leasee hereby engages Operator for the Initial Term as its exclusive agent for purposes of the management and operation of the Hotel, and for purposes of directing and managing all advertising, promotion, marketing, sales, and reservations for the Hotel, all in accordance with the System.

     4.2. In the event that the Term of this Agreement is extended to include the Extended Term in accordance with the provisions of Paragraph 3.3 above, then and in such event the appointment of the Operator in terms of Paragraph 4.1 above shall apply equally to the Extended Term.

     4.3. Operator will have for the purpose of performing its duties under this Agreement and within the limits of this Agreement the right and the duty to manage, supervise, direct, and control Leasee's employees, agents, suppliers, contractors and all operations of and relating to the Hotel, the management thereof and its promotion, marketing, and reservations, and will have full control and discretion with respect to all the aforesaid, all within the scope of this agreement.

     4.4. For the avoidance of doubt, it is hereby clarified that, notwithstanding anything to the contrary stipulated in this agreement, the carrying of the business of the Hotel and the Hotel's operations, including the advertising, promotion, marketing, sales and reservations, shall be performed by Operator by directing, supervising and inspecting the business and operations of the Hotel doing so as agent of Leasee, at Leasees cost and expense, through the Leasee's employees and with Leasees resources under the management, supervision, direction and control of the Operator. Whenever using in this agreement the expression "Operator shall operate" or Operator shall manage" it shall mean doing so in the manner stipulated in this section.

5.   OPERATOR'S SERVICES AND AUTHORITY:

Operator will provide its Services to the best of its ability and act as necessary to ensure that the Hotel staff uses and operates the Hotel within the System and in conformity with its standards, and in the provision of such services will have, inter alia, the following duties and authorities:

     A. to use all reasonable efforts to maximize patronage of the Hotel's facilities;

     B. to provide corporate marketing, sales, advertising, and if appropriate, group and convention sales, marketing, and reservation services, publicity and public relations, departmental supervision, and other services and facilities customarily offered by Hotels chain operators;

     C. to cause the Hotel staff to use all reasonable efforts to collect all charges, rents, and other amounts due from Hotel guests, patrons, tenants, subtenants, concessionaires, and all others, which efforts shall include, where necessary or desirable, the following -

          (I) demanding and giving receipts for charges, rents, and other amounts due;

          (II) giving notice to quit or surrender space occupied or used by the party in question;

          (III) suing for and instituting summary proceedings in the name of Leasee and Owner in connection with any amounts due;

     D. to direct the establishment of a policy regarding association with any credit card system in conformity with Operator's general policy on that subject and to arrange for association with all major credit card systems;

     E. to establish and maintain bank accounts, accounting records, and books as set forth in Article V below;

     F. to supervise and direct the recruiting, employment, compensation, promotion, supervision, and discharge on Leasee's behalf, of all Hotel employees;

     G.   to cause the appropriate Hotel employees:

          (I) to negotiate, on Leasee's behalf and with Leasee's consultation, with any labor union lawfully entitled to represent any Hotel employees;

          (II) to arrange in Leasee's name for utility, telephone, vermin extermination, detective agency protection, trash removal, and other services necessary for the operation of the Hotel;

          (III) to purchase on the credit of Leasee and pay for out of the Hotel's accounts all equipment, all food, beverages, Operating Supplies and expendables, and such other services and merchandise as are necessary or proper for operation of the Hotel and to enter into contracts in the name of Leasee with respect to all goods and services for Hotel;

          (IV) to make all purchases and provide for all services, materials, Operating Equipment, FF&E, and provisions all for Leasee's account;

          (V) to maintain and repair or provide for the maintenance and repair of the Hotel;

          (VI) to grant concessions for services customarily subject to concession in hotels, if desirable in Operator's opinion;

          (VII) to determine and set all rates and charges for rooms, food and beverage service, and other facilities at the Hotel;

          (VIII) to commence such legal actions or proceedings concerning the Hotel as are necessary or required in the opinion of Operator to advise Leasee of the commencement of any legal action or proceeding concerning the Hotel, and in connection therewith, to retain counsel satisfactory to Leasee;

          (IX) to settle and compromise claims where appropriate in Operator's opinion, provided that settlement of any claim in excess of US$50,000 shall be with Leasee's consent.

     H.   to periodically make available its personnel for the purpose of--

          (I) reviewing plans and specifications for any alteration of the Hotel premises,

          (II) assisting in the replacement of FF&E, including the design and quantities required,

          (III) eliminating in general, operating problems, and

          (IV) improving operations;

     I. in cooperation with Leasee, to cause all such other things to be done within its reasonable control in and about the Hotel as are necessary to ensure compliance with -

          (I) all statutes, ordinances, laws, rules, regulations, orders, and requirements of any federal, state, or local government and appropriate departments, and

          (II) the orders and requirements of any local board of fire underwriters or any other body which may exercise similar functions; provided that either Operator or Leasee shall have the right to contest by legal proceedings, until final determination, the validity or application of any such statute, ordinance, law, rule, regulation, order, or requirement to the extent and in the manner provided or permitted by law.

     J    arrange the insurance policies to be maintained by Leasee pursuant to section 35 below and maintain itself insurance policies to be maintained by Operator pursuant to section 36 below and to comply with the terms of all applicable insurance policies.

     K generally, to render any such services as are reasonably to be implied from the scope and nature of the management and operation services to be provided in terms of this Agreement in respect of the Hotel, notwithstanding that same are not specifically mentioned hereinabove.

6.   CENTRAL AND REGIONAL OFFICE SERVICES.

     Operator shall provide administrative services in support of the Hotel, including general supervision, consultation, planning, monitoring compliance with the sub license agreement, corporate finance, personnel and employee relations, research and development, and the services of Operator's technical, operational and marketing experts making periodic inspections and consultation visits to the Hotel.

     Operator shall also provide various marketing services and advertising.

     (All the said services shall herein be called "CENTRAL OFFICE SERVICES").

     The Central Office Services shall be rendered to the Hotel together with the other hotels operated by Operator in any respective year by Operators regional and central offices.

     All the cost of the performance of the Central Office Services, including all the employment costs of the personnel employed in the performance of the Central Services and all the general and administrative costs to be incurred in connection to the performance of the Central Services shall, weather incurred by any of the hotels operated by Operator or by Operator, shall be born and defrayed by the hotels operated by Operator so that Operator shall be fully reimbursed for all these costs. Leasee shall bear its pro rata share of such cost as shall be budgeted in the Annual Budget.

     Notwithstanding the aforesaid, the cost of employment of the CEO of Operator and maintaining his office shall be born by Operator without reimbursement from the Hotel or the other hotels operated by Operator.

7.   LEASEE'S OBLIGATIONS

     7.1. Leasee will appoint from time to time an individual to act as Leasee's representative, to whom Operator will direct all communications, information, and reports.

     7.2. Throughout the Term of this Agreement, Leasee -

          7.2.1. will where necessary provide funds in excess of those generated from operations to pay for all items necessary to fully operate and maintain the Hotel and to comply with the terms of this Agreement, including the payment of all mortgage or other indebtedness, taxes, and insurance; and

          7.2.2. will provide at all times working capital sufficient to assure the uninterrupted and efficient operation of the Hotel, the amount of which shall not exceed in any event a sum equal to the average expenses to be incurred over the next 3 (three) months, in accordance with the then in effect Approved Budget, as provided in Paragraph 19 below.

8.   STANDARDS AND CONTROL OF OPERATION.

     Standards of Operation.

     8.1. Operator shall operate the Hotel under standards required in terms of the System and those comparable to standards prevailing in hotels of the same grading as the Hotel which are operated in accordance with the System and under the Trade Name and for all activities in connection therewith which are customary and usual to such an operation. Operator shall conduct such operations in accordance with the laws of the Territory in which the Hotel is located and, insofar as feasible and in its opinion advisable, local character and traditions.

     Control of Operation.

     8.2. Subject to the terms and conditions of this Agreement, Leasee hereby grants to Operator: (a) the exclusive and irrevocable right to manage and operate the Hotel for and on behalf of Leasee; and (b) complete control and discretion in the operation and management of the Hotel.

9.   LEASES AND CONCESSIONS

     9.1. Operator shall operate in the Hotel all facilities and provide all services and shall not lease or grant concessions in respect of such services or facilities, except that Operator shall have the right in its own name as agent for and on behalf of Leasee or, if appropriate, in the name of Leasee (who shall execute the necessary documents upon request of Operator), to lease or grant concessions in respect of specified commercial spaces or services within the Hotel that are customarily subject to lease or concession in comparable hotels. The rentals or other payments received by Operator and on behalf of Leasee or by Leasee under each such lease or concession shall be included in the Operating Revenues.

10.  CONSULTATIONS WITH LEASEE.

     10.1. Within thirty (30) days following :

          10.1.1. delivery of the Annual Budget by Operator to Leasee in terms of Paragraph 19 below; and/or

          10.1.2. Leasee's receipt of the profit and loss and quarterly financial statements for the periods ending March 31, June 30, September 30 and December 31 of each contract year during the Term in accordance with the provisions of Paragraph 20.4.1 below;

     10.2. Operator shall, at Leasee's request, make available one of its executives to explain and discuss with Leasee the contents of such Annual Plan and/or the said profit and loss statements. Operator undertakes to implement Leasee's opinions and recommendations in that regard.

11.  OPERATOR'S RIGHT TO CONTRACT

     11.1. In order to carry out its duties under this Agreement, Operator shall have the right, in the name of Leasee or in its own name as agent for and on behalf of Leasee to incur expenses and to enter into contracts with third parties in the ordinary course of business of the Hotel, which contracts shall include, without limitation, contracts for sales of rooms, food and beverages and other facilities of the Hotel; the purchase of food and beverages and Operating Supplies; employment of personnel, advertising and business promotion; repairs and maintenance; administration, heat, light and power; insurance, legal and accounting services; and other goods and services. Pursuant to Paragraph 25 below, all amounts due and payable to the suppliers of goods and services in accordance with the terms of such contracts shall be paid from the Operating Account.

     11.2. Notwithstanding the foregoing, Operator shall not enter into any contract on behalf of Leasee that does not, by its terms, terminate simultaneously with or prior to the expiration or earlier termination of this Agreement.

     11.3. Operator shall consult with Leasee with respect to suppliers for goods and services required in the ordinary course of business of the Hotel and shall consider in good faith Leasee's recommendations.

12.  AGENCY RELATIONSHIP.

     12.1. In the performance of its duties as manager and operator of the Hotel, Operator shall act solely as agent for and on behalf of Leasee. Operator and Leasee are not to be regarded as joint venture partners.

          During the Term and the Extended Term, if applicable, the Operator shall be deemed to have granted the Leasee a sub-license for the right to use the Trade Name, designations and other distinctive trademarks of the System as detailed below in Article XII below.

13.  EMPLOYEES OF THE HOTEL.

     13.1. Each employee of the Hotel, including the General Manager, shall be the employee of Leasee and/or of Leasee's personnel management company, but not of Operator. Operator shall not be liable to such employees for their wages or compensation, and every person performing services on behalf of the Hotel in connection with this Agreement shall be acting on behalf of Leasee. On Leasee's behalf, Operator will recruit, hire, train, reassign, and discharge the Hotel staff. Leasee, with Operator's assistance, will comply with all applicable laws and regulations concerning employment of the Hotel employees.

14.  THE GENERAL MANAGER.

     14.1. The parties understand that Operator shall have the right to nominate the General Manager of the Hotel, subject to Leasee's rights of approval in terms of Paragraph 14.3 below. The General Manager to be employed by Leasee and/or by Leasee's personnel company, and shall :

          14.1.1. be familiar with Operator's method of hotel operation;

          14.1.2. be furnished with Operator's policies and systems and procedures manuals from time to time in effect; and

          14.1.3. have his major activities reviewed and supervised by Operator while he shall retain full autonomy to make day-to-day decisions with respect to such operations.

     14.2. To such purpose, Leasee shall grant such power of attorney to said General Manager as shall be required. Any employment contract entered into between Operator, as agent of Leasee and said General Manager shall, by its terms, terminate upon the expiration or earlier termination of this Agreement.

     14.3. Leasee shall have the right to approve the appointment of the General Manager, which approval shall not be unreasonably withheld or delayed. Subject to the Operator's approval, which approval shall not be unreasonably withheld or delayed, the Leasee shall also have the right to request that the General Manager be replaced.

15.  OPERATOR'S MANAGEMENT MANUALS.

     15.1. The parties understand further that all of Operator's management manuals including, but not limited to, policies and procedures, operations, accounting and training, which are furnished by Operator in connection with its management of the Hotel are and shall be at all times, without further act or action, the exclusive property of Park Global Holdings, Inc., Golden Wall Investments Ltd. and/or Operator, who shall have the right to remove such management manuals from the Hotel upon the expiration or earlier termination of this Agreement.

16.  INFORMATION:

     16.1. The Leasee shall be entitled to receive information, clarifications and any pertinent detail at any reasonable time concerning any matter related to this Agreement and/or to the operation and management of the Hotel from the Operator's senior officers. Requests for clarifications shall be transferred to the Operator with a copy to the Hotel Manager, and shall be promptly addressed.

17.  RIGHT OF INSPECTION AND REVIEW

     17.1. The duly authorized officers, accountants, employees, agents, and attorneys of Leasee shall have the right, upon reasonable notice to the General Manager, to enter upon any part of the Hotel at all reasonable times during the Term for the purpose of examining or inspecting the Hotel or examining or making extracts from the operational books and records, or for any other purpose which Leasee, in its sole discretion, shall deem necessary or advisable.

18.  FINANCIAL RESPONSIBILITY

     18.1. All debts, liabilities, obligations, and expenses arising from the business and operation of the Hotel are those of the Leasee and are to be paid by the Leasee. In no event will Operator be required to bear any loss, cost, or expense, or advance any of its funds for the operation or maintenance of the Hotel, save where it has: (a) negligently exceeded the Approved Budget or (b) exceeded the powers and authorities awarded to it in terms hereof. Subject to the preceding provisos, Operator will be entitled to prompt reimbursement of any sums actually advanced by it, together with interest as provided for in Article X below.

19.  ANNUAL BUDGET

     19.1. Thirty (30) days prior to the commencement of each contract year, Operator will submit to Leasee for its approval an annual budget in a form reasonably acceptable to Leasee (the "ANNUAL BUDGET"). The Annual Budget will be in the form attached as EXHIBIT F.

     19.2. If Leasee shall disapprove of the proposed Annual Budget presented by Operator or any part of it, then Leasee shall specify the reasons for its disapproval and Operator shall, after consultation with Leasee submit to Leasee an amended proposed budget or part thereof within 14 (fourteen) days, in form and content which are satisfactory to Leasee. The foregoing procedure shall be followed until the Annual Budget is fully approved by Leasee or until such time as any of the Parties will chose to refer the differences with Leasee to an Umpire ("UMPIRE") to be agreed between the parties. If the parties shall fail to appoint the Umpire within 21 days from notice of either of them requesting the appointment, the Umpire shall be appointed by whoever at that time shall act as the chairman of the Carlson Group. Until such time as the new proposed Annual Budget is approved by the Leasee, the portion approved, if any, shall become effective and the Annual Budget of the previous contract year, adjusted to reflect changes, if any, in the room occupancy of the Hotel compar to the room occupancy in the previous contract year, shall remain in effect until the approval of the proposed Annual Budget by the Leasee.

     19.3. As to projected revenues and operating expenses, Operator will use its best efforts to cause the Hotel to perform financially in accordance with the Annual Budget; however, Leasee acknowledges that the Annual Budget consists of projections and assumptions which are in large measure beyond the control of the Hotel employees and Operator.

     19.4. Notwithstanding the above, the Parties shall meet periodically at a time and place designated by the Leasee, for the purpose of reviewing the Hotel's operation, including profit and loss and quarterly financial statements, Operator's performance, capital expenditures and for making any revisions to the approved Annual Budget. In such meetings or following such meetings Leasee shall have the right to request that certain actions, which the Leasee will deem necessary in the circumstances, will be undertaken in connection to the Hotel operations.

     19.5. If at any time during the Initial Term or the Extended Term of this Agreement circumstances shall arise, that in the opinion of Operator may cause material negative deviation of the actual results of the Hotel operations in comparison to the current approved Annual Budget - Operator shall give notice in writing to Leasee of such circumstances. With said notice Operator shall produce to Leasee, for Leasee's approval, action plan which shall contain Operator's recommendations on the actions that should be undertaken in the Hotel operations to mitigate the circumstances.

     19.6. Leasee and Operator will make all efforts to agree on the actions requested by Leasee pursuant to Paragraph 19.4 and/or the action plan proposed by Operator pursuant to Paragraph 19.5 above. If, after consultation, Operator and Leasee shall fail to agree on any action requested by Leasee pursuant to Paragraph 19.4 above or any action proposed by Operator pursuant to Paragraph 19.5 above, either Leasee or Operator may chose to refer the matter to the Umpire, as provided for in Paragraph 19.2 above, and his decision shall be final and binding.

     19.7. Default by Operator to perform material action set out in an agreed action plan under Paragraph 19.4 or 19.5 above, and/or in action plan confirmed by the Umpire, which shall not be cured by Operator within 60 days from notice of Leasee requesting such cure shall be deemed a breach which shall constitute event of default which shall grant Leasee right of early termination pursuant to Paragraph 45 below.

     19.8. Notwithstanding anything to the contrary stipulated in this agreement Operator's authority to incur expenditures on behalf of Leasee relating to any given month shall be limited to 115% of the current approved Annual Budget increased or decreased in the same rate as the occupancy of rooms in the Hotel increased or decreased in comparison to the approved Annual Budget for the respective month.

20.  FISCAL YEAR, REPORTS AND ACCOUNTS:

     Fiscal Year

     20.1. The fiscal year of the Hotel shall commence on January 1st and terminate on December 31st of each calendar year throughout the Term of the Agreement.

     Books of Account

     20.2. Operator undertakes to keep and maintain throughout the Term full and adequate books of account and other records reflecting the results of the operation of the Hotel. Such books and records shall be kept in the currency of the Territory on the accrual basis and in all material respects in accordance with the then latest edition of the "Uniform System of Accounts for Hotels", as adopted by the American Hotel and Motel Association, and in accordance with generally accepted accounting principles applicable in the Territory and in accordance with the laws of the Territory. All such books of account shall be the sole property of Leasee.

     20.3. Immediately on termination or expiration of this Agreement, all books and records relating to the operation of the Hotel will be delivered to Leasee; however, thereafter Operator will have the right to inspect or make copies of any of these records for its own purposes.

     Periodic Reportings

     20.4. Operator shall deliver to Leasee :

          20.4.1. On or prior to the end of each month a profit and loss statement showing the results of the operation of the Hotel for the preceding month and the year to date, and containing computations of the Gross Operating Profit, Operator's Fees and Leasee's Profit Participation. The figures contained in such statement shall be taken from the books of account maintained by Operator. Such statement shall reflect the terms of this agreement and shall be prepared, insofar as feasible, in all material respects in accordance with the then latest edition of the "Uniform System of Accounts for Hotels" referred to hereinabove and in terms of generally accepted accounting principles; and

          20.4.2. Within: (a) thirty (30) days of each quarter in any contract year (excluding the last quarter); and (b) sixty (60) days after the end of each Contract Year, with the exception of the last Contract Year; Operator shall cause the preparation of a profit and loss and financial statement in respect of the relevant period, certified by an independent public accountant selected by mutual agreement of Operator and Leasee and retained by Operator for and on behalf of Leasee, taken from the books of account of the Hotel and showing the results of the operation of the Hotel during the relevant period, containing a computation of the Gross Operating Profit, Operator's fees and Leasee's Profit Distribution for such period, and with a schedule annexed thereto showing all deposits in and withdrawals from the Replacement Fund made during such period and the balance thereof. The cost of the audit shall be charged to Operating Costs.

          20.4.3. Within sixty (60) days after the end of the last Contract Year, Leasee shall deliver to Operator a profit and loss and financial statement certified by the aforesaid independent public accountant, showing the results of the operation of the Hotel during such last Contract Year, containing computations of Operating Revenue and Gross Operating Profit and the Operator's Fee payable to Operator for such period.

          20.4.4. The accountant's opinions and certified statements as aforesaid shall be deemed correct and conclusive for all purposes.

          20.4.5. All profit and loss statements referred to above shall be in substantially the same form as the illustration attached hereto and marked as EXHIBIT C.

                                     ARTICLE IV

                            OPERATOR'S FEES AND LEASEE'S

                                PROFIT PARTICIPATION

21.  OPERATOR'S FEES

     Operator's Fees

     21.1. In consideration for the fulfillment of the Operator's of its undertakings and obligations pursuant to the provisions of this Agreement, Operator shall be entitled to receive:

          a. an annual Base Fee (hereinafter, the "BASE FEE") at the fixed rate of 2% (two per cent) of the Room Revenues (as calculated in accordance with the provisions of Paragraph 22 (the "ROOM REVENUES"), and

          b. an annual Incentive Fee (hereinafter, the "INCENTIVE FEE") at the fixed rate of 7% (seven per cent) of the Gross Operating Profit (as calculated in accordance with the provisions of Paragraph 22 below("THE GROSS OPERATING PROFIT").

               The Base Fee and the Incentive Fee shall be referred to hereinafter as the "OPERATOR'S Fee".

     21.2. The Base Fee shall be paid in monthly installments on or before the 20th (twentieth) day of each month for the preceding month. The Base Fee shall be paid out of the Operating Account, directly into a bank account designated from time to time by Operator.

     21.3. The Incentive Fees for each contract year shall be paid by the Leasee on an quarterly basis out of the Operating Account, by no later than the last day of the month following the last month of the last preceding quarter, directly into a banking account designated from time to time by Operator. The calculation of the Incentive Fee in each quarter shall be made on a "year to-date" basis. Within 30 days from the signing by the auditors of the annual financial statements for any Year the final amount of the Incentive Fee for that year will be calculated. Any deficiency not paid in the quarterly payments relating to that year (excluding amounts set-off as excess paid in previous Year) shall be paid out of the Operating Account, by no later than the 1st day of the subsequent month. Any excess paid in the quarterly payments relating to that year (excluding amounts set-off as excess paid in previous Year) shall be set-off from the next quarterly payment(s) relating to the current year.

     Additional Fees

     21.4. It is hereby specifically declared and understood that the Operator's Fees provided for in this Paragraph 21 shall be in addition to, and shall not derogate from, the franchise fees and expense participations which Operator is entitled to receive in terms of the provisions of
          Article XII below and EXHIBIT D.

     Reimbursement of General Costs

     21.5. Leasee will reimburse Operator for all reasonable out-of-pocket expenses incurred by Operator in performing its duties under this Agreement, including food, lodging, and travel expenses of Operator's employees. Operator will estimate these costs and include them in the Annual Budget. In the event that any Operator personnel perform duties at the Hotel on a temporary basis until a replacement for the Hotel employee who normally performs those duties can be obtained, then Leasee will reimburse Operator for the total employment cost of such personnel.

22.  GROSS OPERATING PROFIT AND ROOM REVENUES.

     22.1. For the purpose of this Agreement, the term "Room Revenues" shall be calculated on the accrual method of accounting and in accordance with the Uniform System of Accounting for Hotels as adopted and modified from time to time by the American Hotel and Motel Association, but excluding sales or similar taxes and gratuities

     22.2. The term "Gross Operating Profit" as used in this Agreement shall mean the amount computed as follows:

          22.2.1. All Operating Revenues, namely :

               (i) revenues and income of any kind derived directly or indirectly from the operation of the Hotel including "Room Revenues", service charges collected from guests and not distributed to employees and rental or other payments from lessees or concessionaires (but not the gross receipts of such lessees or concessionaires); and

               (ii) the proceeds (after deducting therefrom necessary expenses in connection with the adjustment or collection thereof) of use and occupancy (business interruption) insurance actually received.

          22.2.2. From the Operating Revenue shall be deducted the Operating Costs, namely the entire cost and expense of maintaining, conducting and supervising the operation of the Hotel, which shall include, without limiting the generality of the foregoing, the following:

               (i) The cost of all food and beverages and Operating Supplies sold or consumed and the total salaries, wages, provisions for severance payments and other compensation of all employees of the Hotel, including the General Manager, and their social benefits, which shall include, inter-alia, the life, disability and health insurance, for which they may be qualified;

               (ii) The cost of replacements of or additions to Operating
                    Equipment and other operating equipment but not exceeding 4% of Gross Revenue of the Hotel per the respective Fiscal Year;

               (iii) All costs and expenses of any advertising and business promotion for the Hotel specifically provided for in the Annual Budget;

               (iv) The cost of all other goods and services;

               (v) Out-of-pocket expenses incurred by Operator and Leasee and their affiliates for the account of or in connection with the operation and management of the Hotel, including reasonable traveling expenses of employees, executives or other representatives or consultants of Operator and Leasee and their affiliates, provided that such persons shall be afforded reasonable accommodations, food, beverages, laundry, valet and other such services by and at the Hotel without charge to such persons, Operator or Leasee;

               (vi) All costs and expenses of any personnel training of the
                    Hotel staff;

               (vii) All expenditures made by Operator for maintenance and repairs to keep the Hotel in good operating condition in accordance with Paragraph 30 below;

               (viii) Payments to the Replacement Fund as provided in accordance with Paragraph 31 below for replacements of and additions to the FF&E and the cost in excess of the amount in the Replacement Fund; or depreciation where applicable;

               (ix) The cost of alterations, additions and improvements in accordance with Paragraph 32 below;

               (x) The cost of changes, replacements, additions, or improvements in accordance with Paragraph 33 below to the extent that Operator and Leasee have agreed that such cost will be deducted from Revenue in calculating Gross Operating Profit;

               (xi) Premiums for insurance maintained in accordance with Article
                    VIII below - other than premiums on property insurance, immovables and movables, - (premiums on policies for more than one year to be pro-rated over the period of insurance) and losses incurred on self-insured or uninsured risks;

               (xii) All taxes and public dues, other than income taxes, payable by or assessed with respect to the operation of the Hotel including all real property taxes levied or imposed on the Hotel or its contents, but excluding all other taxes levied or imposed against Leasee, such as personal property taxes levied or imposed against Leasee, the Hotel or its contents;

               (xiii) Legal, auditing and other professional fees payable with respect to the operation of the Hotel; and

               (xiv) A reasonable provision for uncollectable accounts
                    receivable.

23.  LEASEE'S PROFIT PARTICIPATION

     23.1. Subject to the provisions hereinafter set forth, and subject always to the retention of working capital sufficient, as mutually agreed by the parties, to assure the uninterrupted and efficient operation of the Hotel, Operator shall during the Term pay to Leasee out of the Operating Account the "LEASEE'S PROFIT PARTICIPATION", namely the Gross Operating Profit after deduction of Operator's Fees provided for in Paragraph 21 above.

     23.2. The Leasee's Profit Participation for each contract year shall be paid out of the Operating Account on a quarterly basis, no later than the last day of the following month, directly into a banking account designated from time to time by Leasee.

24.  INTERIM PAYMENTS

     24.1. Notwithstanding the provisions of Paragraphs 21.3 and 23.2 above, in the event that the Parties so agree, payment of the Operator's Fee and the Leasee's Profit Participation may be effected on a quarterly or semi-annual basis in accordance with the Gross Operating Profit calculated in accordance with the relevant interim reports, subject however to the provisions of Paragraph 24.2 below.

     24.2. In the event that interim payments have been effected as provided for in Paragraph 24.1 above, then and in such event year end adjustments will be carried out on the basis of the Gross Operating Profit for the relevant contract year as reflected in the audited annual financial statements for that year. Such year end adjustments shall be made by not later than a date 14 days after the publication of the annual financial statements. Payments of any shortfalls to, or the reimbursement of any excess payments received by, either party shall be executed within 21 days of the publication of the audited financial statements.

                                    ARTICLE V

                          ACCOUNTING AND BANK ACCOUNTS

25.  OPERATING ACCOUNT

     25.1. Operator shall deposit all and any Operating Revenues, payments and incomes received by it from the operation of the Hotel and/or in connection therewith into the "OPERATING ACCOUNT" only.

     25.2. The Operating Account shall be opened, maintained and conducted exclusively by Operator in trust for and as agent of Leasee. In the event that Operator shall in its discretion elect to open more than one Operating Account, the provisions of this Agreement shall apply mutatis mutandis thereto in all respects.

     25.3. Operator shall designate the persons who are authorized signatories for the making of withdrawals from the Operating Account and all other Hotel bank accounts. The Operator's funds shall not be commingled in such accounts and all funds which are deemed by Operator to be in excess of the financial needs of the Hotel, including reasonable reserves, will be transferred to Leasee. Notwithstanding the above, the Leasee shall be entitled, at all times, to designate persons as authorized signatories for the making of withdrawals from the Operating Account and all other Hotel bank accounts, for any purposes other than withdrawals for the purpose of distribution of the Operating Costs of the Hotel or payment of the Operator's Fees.

     25.4. All Operating Costs without exception shall be disbursed by Operator from the Operating Account which shall include without limitation :

          25.4.1. disbursements of the entire cost and expense of maintaining, conducting and supervising the operation of the Hotel;

          25.4.2. capitalized alterations, additions and improvements pursuant to Article VII below; and

          25.4.3. any other expenditures in accordance with the terms of this agreement shall be made by such employees of the

               Hotel whose signatures shall be authorized by resolution of the Board of Directors of Operator and approved by Leasee.

     25.5. Operator shall be entitled to withdraw from the Operating Account its Operator's Fees in respect of that Contract Year in accordance with the provisions of Paragraph 20 above.

     25.6. The amount remaining out of the Operating Revenues for any one Contract Year, after the disbursement of all Operating Costs and the payment of all Operator's Fees, shall constitute the Leasee's Profit Participation in respect of that Contract Year.

26.  PROVISION FOR REPLACEMENT OF OPERATING EQUIPMENT:

     Operator and Leasee agree that it is desirable to make provision for replacements of Operating Equipment in each Year. Operator will include in the Annual Budget the estimated total cost of replacing and restocking the Operating Equipment as required during the applicable contract year. During that contract year Operator will cause the Hotel employees to make all replacements of Operating Equipment reasonably deemed by it to be necessary or desirable and all such expenditures will be charged against this account. At the end of each contract year, the account will be increased or reduced to reflect the actual expenditures made for replacement of Operating Equipment.

27.  RESERVE FOR REPLACEMENT OF AND ADDITIONS TO FF&E AND CAPITAL EXPENDITURES

     27.1. As a component of the Annual Budget, Operator and Leasee will agree upon an amount to be charged in the following contract year for the creation of a reserve for the replacement of and additions to FF&E and capital expenditures.

     27.2. Leasee will establish an interest-bearing account in a bank approved by Leasee (the "RESERVE ACCOUNT") in the name of the Leasee into which there will be deposited each month the amount established in the Annual Budget for monthly additions to the account, and Operator will cause expenditures for replacements of and additions to the FF&E and capital expenditures to be made from the Reserve Account. Any proposed expenditure in excess of the amounts set forth in the Annual Budget for such items may only be made with Leasee's consent.

     27.3. The funds deposited in the Reserve Account shall bear interest, which interest, less any income taxes assessed thereon, shall be credited to the Replacement Fund referred to in Paragraph 31 below, and accumulated in the Reserve Account or, if the parties so mutually agree, otherwise invested.

28.  FINAL DISPOSITION OF HOTEL ACCOUNTS:

     28.1. At the termination or expiration of this Agreement, a full final accounting will be made to Leasee and Leasee will be paid all amounts generated by Hotel operations, including the balances in the Hotel's bank accounts, after all sums due Operator under the terms of this Agreement are deducted.

                                   ARTICLE VI

                          TRANSACTIONS WITH AFFILIATES

29.  TRANSACTIONS WITH AFFILIATES

     29.1. The Operator shall not purchase goods, supplies and services from or through any of its Affiliated Entities without express authorization from Leasee after disclosure of all material terms of the affiliated relationship and the consideration received by them. Unless clearly set forth as a separate item for transactions with Affiliates in the proposed Annual Budget and approved as part of the Annual Budget, Operator shall not pay or permit or cause to be paid to any such Affiliated Entity, a fee, rebate, discount or other consideration for the negotiation of contracts, the purchase from independent suppliers of goods and services or other act pursuant to Operator's agency hereunder, without Leasee's prior written authorization.

                                   ARTICLE VII

                      REPAIRS, MAINTENANCE, AND ALTERATIONS

30.  NORMAL REPAIRS AND MAINTENANCE.

     At Leasees cost and expense, operator will cause the Hotel to be maintained in good order, repair and condition, ordinary wear and tear excepted.

31.  REPLACEMENTS OF AND ADDITIONS TO FF&E

     31.1. The Parties shall make a provision in the Annual Budget for replacements of and additions to FF&E and other capital expenditures. All amounts provided for in the Annual Budget for replacements and additions as aforesaid, together with the proceeds from the sale of FF&E which are no longer needed for the operation of the Hotel, shall be credited to the "Replacement Fund', and shall be transferred monthly by Operator from the Operating Account into the Reserve Account.

     31.2. Operator shall be entitled to withdraw from the Replacement Fund and shall charge against the Reserve Account any amounts required to make all replacements of and additions to FF&E deemed by it to be necessary (except as provided under Paragraph 32 below) or desirable, which FF&E shall be and become, forthwith upon acquisition and installation and without further act or action, the property of Leasee.

     31.3. Replacements of and additions to FF&E deemed by Operator to be necessary or desirable, the cost of which shall exceed the balance in the Replacement Fund or the amounts held in the Reserve Account for that purpose, shall be subject to the approval of Leasee. In the event that Leasee shall approve such cost items as aforesaid, then and in such event Leasee shall make available to Operator, as additional working capital, the necessary funds therefor, and the cost thereof shall be charged directly to the Operating Costs or shall be capitalized on the books of account in accordance with sound accounting practices. The costs of such replacements and additions that are capitalized shall be depreciated by charges to the Operating Costs over their estimated useful lives.

     31.4. Any amounts remaining in the Replacement Fund at the termination or expiration of the Operating Term shall be credited to Gross Operating Profit in the last contract year of the Term.

32.  ALTERATIONS

     Operator shall have the right to make, from time to time, such alterations, or improvements in or to the Property, building(s), installations and building systems which are customarily made in the operation of similar hotels of the type herein contemplated. The cost of such alterations, additions or improvements shall be charged directly to Operating Costs or shall be capitalized on the books of account in accordance with sound accounting practices. The costs of alterations, additions or improvements that are capitalized in excess of 4% of Gross revenue of the Hotel shall not be amortized or depreciated by charges to the Operating Costs.

33.  ESSENTIAL REPAIRS, CHANGES, AND REPLACEMENTS.

     33.1. If at any time during the Term, repairs to the building(s), installations or building systems, changes in the Hotel, or replacements :

          33.1.1. shall be required by reason of any laws, ordinances or regulations, or by any order of governmental authority; or

          33.1.2. shall be related to the structural integrity of the Hotel;

          such repairs or replacements shall be made by Leasee, shall be paid for by Leasee, at its expense and not as a charge against Operating Costs as aforesaid. Such repairs, replacements and changes shall be made promptly and with as little hindrance to the operation of the Hotel as possible.

34.  CONSULTATION WITH LEASEE

     34.1. Operator shall consult with Leasee with respect to suppliers of equipment and services required in connection with expenditures incurred pursuant to this Agreement and shall consider in good faith Leasee's recommendations. Leasee shall have the right to approve any individual purchase of materials required in connection with such alterations, additions or improvements where the purchase price exceeds US$10,000.

                                  ARTICLE VIII

                                    INSURANCE

35.  INSURANCE TO BE MAINTAINED BY LEASEE

     35.1. Leasee shall at all times during the Term, procure and maintain adequate insurance :

          35.1.1. for the full replacement value of the Hotel with financially responsible insurance companies against all risk of physical loss or damage to the Hotel and its contents from, including, but not limited to, fire, boiler explosion, and such other risks and casualties for which insurance is customarily provided for Hotels of similar character; and

          35.1.2. workmen's compensation, employers' liability or other such insurance as may be required under applicable laws or which Leasee, in consultation with Operator, shall deem advisable.

     35.2. All policies shall provide that Leasee (and, at Leasee's request, any mortgagee) be named insured parties, and that Operator be named as additional insured parties. The fire and extended coverage policy insuring damage to the building and contents shall provide that the insurance company agrees to waive any rights of subrogation against Operator.

36.  INSURANCE TO BE MAINTAINED BY OPERATOR

     36.1. Operator shall for and on behalf of Leasee maintain at all times during the Term the following insurance, on usual terms and at customary rates:

          36.1.1. Public liability insurance including personal injury/bodily injury, property damage, innkeeper's liability and advertising liability; automobile liability; and crime insurance including employee fidelity in such amounts as Operator shall deem necessary;

          36.1.2. Use and occupancy (business interruption) insurance covering loss of profits of Leasee and fees of Operator resulting from loss due to perils covered under standard fire and boiler and machinery policies, and such other perils as Operator deems necessary; and

          36.1.3. In its discretion, Operator may maintain such other insurance as it shall deem necessary for protection against claims, liabilities and losses, wherever asserted, determined or incurred, arising from the operation of the Hotel.

     36.2. Operator shall, upon request, furnish to Leasee satisfactory evidence of all insurance maintained by Operator pursuant to this Paragraph 36.

                                   ARTICLE IX

                     DAMAGE TO AND DESTRUCTION OF THE HOTEL

37.  DAMAGE TO AND DESTRUCTION OF THE HOTEL

     37.1. If the Hotel or any portion thereof shall be damaged or destroyed at any time or times during the Term by fire or any insured casualty and Leasee repairs, rebuilds or replaces the same, Operator be required and hereby undertakes to continue to operate and manage the rebuilt Hotel under the substantially similar to the terms of this Agreement.

38.  CONDEMNATION

     38.1. If the whole of the Hotel shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority for any public or quasi-public use or purpose, or if such portion thereof shall be taken or condemned so as to make it imprudent or unreasonable, in Leasee's reasonable opinion, to use the remaining portion as a hotel and/or commercial center of the type and class immediately preceding such taking or condemnation, then the Term shall terminate as of the date of such taking or condemnation.

     38.2. If only a part of the Hotel shall be taken or condemned and if Operator and Leasee mutually determine that the taking or condemnation of such part does not make it unreasonable or imprudent to operate the remainder as a hotel and/or a commercial center of the type and class immediately preceding such taking or condemnation, this Agreement shall not terminate, but shall continue to be implemented mutatis mutandis in respect of that portion which remains under operation as aforesaid.

                                    ARTICLE X

                           RIGHT TO PERFORM COVENANTS

                               OF THE OTHER PARTY

39.  RIGHT TO PERFORM COVENANTS OF THE OTHER PARTY

     39.1. If either Operator or Leasee fails to make any payment or perform any act required under this Agreement, the other party may elect to do so after giving ten (10) days written notice. Such notice is not required, however, in the event of an emergency. Any such election will not release the other party from its obligations, and the electing party will not be deemed to have waived any right or remedy.

     39.2. Any payment made by the electing party will be immediately repaid, together with interest at 150 basis points above the 30-day LIBOR rate ("INTEREST"), but not in excess of the maximum rate allowed by applicable law.

                                   ARTICLE XI

                                     DEFAULT

40.  DEFAULTS AND TERMINATION

     Events of Default.

     40.1. The following shall constitute events of default:

          40.1.1. The failure of either party to make any payment to the other provided for herein for a period of thirty (30) calendar days after such payment is payable;

          40.1.2. The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either party;

          40.1.3. The consent to an involuntary petition in bankruptcy or the failure to vacate within sixty (60) calendar days from the date of entry thereof of any order approving an involuntary petition by either party;

          40.1.4. The appointment of a final receiver for all or any substantial portion of the property of either party;

          40.1.5. The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of such party's assets, and such order, judgment or decree shall continue unstayed and in effect for any period of one hundred twenty (120) consecutive calendar days;

          40.1.6. The termination, expiry or lapse of the Trade Name License at any time during the Term, or the loss and/or forfeiture by Operator of the rights to use and/or operate under the Trade Name in respect of the Hotel during the Operating Term;

          40.1.7. The failure by either party to perform, keep or fulfill any of the other material covenants, undertakings, obligations or conditions set forth in this agreement, and the continuance of any such default for a period of thirty (30) calendar days after notice of said failure.

     40.2. In any of such events of default, the non-defaulting party may give to the defaulting party notice of intention to terminate this agreement after the expiration of a period of thirty (30) calendar days from the date of such notice, and upon the expiration of such period, this Agreement shall terminate if the default has not been remedied by that date, in which event the provisions of Paragraph 42 below shall apply.

     40.3. If, however, upon receipt of such notice, the defaulting party shall promptly cure the default, then such notice shall be of no force and effect, or, when such default is not susceptible of being cured within thirty (30) calendar days, if the defaulting party shall take action to cure such default with all due diligence, then the effective date of the termination notice shall be extended for such reasonable time as shall be required for the defaulting party to cure such default.

     40.4. Notwithstanding the foregoing, neither party shall be deemed to be in default under this agreement if a bona fide dispute with respect to any of the foregoing events of default has arisen between the parties and such dispute has been submitted to arbitration in terms of Paragraph 46 below.

     Force Majeure

     40.5. Except as otherwise provided in this agreement, should either party hereto be delayed in or prevented, in whole or in part, from performing any obligation or condition hereunder with the exception of the payment of money, or from exercising its rights by reason or as a result of any force majeure, such party shall be excused from performing such obligations or conditions while such party is so delayed or prevented. The term "FORCE MAJEURE" as used herein means : acts of God, acts of government, strikes, lockouts, or other industrial disturbances, acts of public enemy, blockades, wars, insurrections or riots, epidemics, landslides, fires, storms, floods, explosions, or other similar causes beyond the control of such party and which could not have been reasonably anticipated by that party.

     Rights of Prior Termination

     40.6. Nothing in this Paragraph 40 contained shall be deemed to derogate from or to restrict rights of each party to terminate this Agreement prior to the expiration of the Initial Term or the Extended Term, as the case may be, as provided for in Paragraph Article XIII below.

                                   ARTICLE XII

                  PROPRIETARY TRADE NAME AND MARKS, SUB-LICENSE

41.  LICENSE, SUB-LICENSE AND PROPRIETARY RIGHTS

     41.1. The Operator affirms, declares, covenants and undertakes that it has duly been awarded, and shall maintain throughout the Term of this Agreement, the exclusive rights under license to operate the Hotel under the names "Park Plaza", "Park Plaza International" and all related trademarks, service marks, and logos (the "TRADE NAME") under the System.

     41.2. The Operator hereby grants the Leasee a sub-license that shall entitle Leasee to make use of the Trade Name and to make use of the System, subject to the terms, provisions and conditions set forth in EXHIBIT D attached hereto.

     41.3. Leasee acknowledges the Trade Name trademarks, service marks, copyrights, logos, and other indicia, whether registered or not, are the exclusive property of Park Plaza.

     41.4. Leasee agrees not to make any use of the name "Park Plaza" or any combination or variation thereof or the Trade Name in any way other than in accordance with the provisions of the Sub-License.

42.  REMOVAL UPON TERMINATION/EXPIRATION

     42.1. Upon any termination or expiration of this Agreement, Leasee will, at its expense, immediately remove and discontinue the use of all signs, furnishings, printed material, emblems, slogans, or other distinguishing characteristics which are now or hereafter connected with the Park Plaza name or the Trade Name. Upon such termination or expiration, Leasee will not operate or do business at the Hotel under any name or in any manner that may tend to give the general public the impression that Leasee or the Hotel are in any way connected with Operator or the System, and Leasee will, at its own expense, immediately make such modifications or alterations as may be necessary to distinguish the Hotel so clearly from its former appearance as to prevent any possible confusion therewith by the public. If Leasee fails to take any of the foregoing actions, Park Plaza, Operator, or their designated agents may enter the Hotel and adjacent areas at any time to take such actions, at Leasee's sole risk and expense, without liability for trespass or other tort or criminal act.

43.  RESTRICTION UPON USE

     43.1. Proper use of the Trade Name pursuant to this Agreement applies only to their use in connection with the operation of the Hotel subject to the terms of this Agreement and the Sub-License, and includes only such Trade Names as are designated herein or as may be designated by Park Plaza and Operator from time to time in writing.

     43.2. Nothing in this Agreement will ever be construed as giving Leasee any right, title or interest whatsoever in or to the Trade Name or giving Leasee or others permission to use the Trade Name or any colorable imitation thereof in any manner, except in accordance with this Agreement and the Sub-License or with the prior written approval of Operator.

     43.3. Leasee will not use any Trade Names as part of Leasee's corporate or other formal business name, except as may result as a consequence of operating the Hotel under the name "Park Plaza International" or "Park Plaza" with Operator's prior written consent. Leasee may include in its corporate and promotional literature references to the fact that the Hotel is operated under the Trade Name, provided that Operator's rights in and to the Trade Name are not thereby jeopardized.

     43.4. Leasee will not register or attempt to register any of the Trade Name in any state, nation or political subdivision thereof.

     43.5. The use by Leasee of the Trade Name outside the scope of the Sub-License, without Operator's prior written consent, will be an infringement of Operator's exclusive right, title and interest in and to the Trade Name, and Leasee expressly covenants that during the term of the Sub-License, and after the expiration or termination hereof, Leasee will not, directly or indirectly, commit an act of infringement or contest or aid in contesting the validity or ownership of Park Plaza's Trade Names, or take any other action in degradation thereof.

44.  OWNERSHIP AND GOODWILL:

     44.1. It is expressly recognized that any and all goodwill associated with the Trade Name, including any goodwill which might be deemed to have arisen from use of the Trade Name at the Hotel, inures directly and exclusively to the benefit of Park Plaza and is the property of Park Plaza or of companies affiliated with it. Upon expiration or termination of this Agreement, no monetary value will be assigned as attributable to any goodwill associated with Leasee or the operation of the Hotel arising from the use of the Trade Name.

                                  ARTICLE XIII

                                   TERMINATION

45.  EARLY TERMINATION FOR CAUSE

     45.1. In the event that either party shall have committed an event of default and shall have failed to rectify such breach as provided for in Paragraph 40.2 above, then and in such event the aggrieved party shall be entitled to terminate this Agreement with immediate effect.

     45.2. The rights granted hereunder shall not be in substitution for, but shall be in addition to any and all rights and remedies for breach of contract granted by applicable provisions of law.

                                   ARTICLE XIV

                                   ARBITRATION

46.  ARBITRATION

     46.1. Any dispute, controversy, dispute or claim arising out of and/or pertaining to and/or in connection with this Agreement, its interpretation, execution or validity, or the breach and termination hereof, shall be settled by final and binding arbitration in accordance with the Rules of Arbitration of the London Court of International Arbitration (LCIA) in London, England, which rules are deemed to be incorporated by reference into this Paragraph.

     46.2. The arbitration shall be heard and determined by one arbitrator, who shall be selected by the parties. If within forty-five (45) days following the date upon which a claim is received by the respondent, the parties cannot agree on who the arbitrator is to be, the appointing authority under such Rules shall select the arbitrator.

     46.3. The place of arbitration shall be London, England (or at such alternative venue to be agreed between the Parties or as determined by the Arbitrator), and the English language shall be used in the arbitral proceedings.

     46.4. In adjudicating any dispute referred to herein in terms of this Paragraph, the Arbitrator shall not be bound by the rules of evidence, nor by the rules of civil procedure, nor by the terms of the substantive law, but rather shall endeavour to adjudicate the dispute in accordance with the principles of "Natural Justice". In the event that the Arbitrator shall nevertheless elect to be guided by and/or governed by the provisions of the substantive law, then and in such event the Governing Law determined in EXHIBIT A shall apply. The Arbitrator shall have the powers of an amicable compositeur.

     46.5. The Arbitrator shall be empowered to issue temporary orders and injunctions, and the Parties undertake to abide by such orders and injunctions pending the making of the final arbitral award.

     46.6. The Arbitrator shall use his best endeavours to ensure that the Arbitration proceedings are conducted expeditiously and diligently, and that the arbitral award is given as soon as possible. The Arbitrator shall be required to furnish reasons for his decision. The Parties hereby agree and undertake that the arbitral award shall be final and binding upon them, and shall not be subject to further appeal.

     46.7. The fees and expenses of the Arbitrator and/or of the arbitration proceedings shall be borne by the Parties in equal shares, unless specifically determined to the contrary by the Arbitrator in his award.

     46.8. The parties hereby declare that the bone fide referral of any dispute to arbitration shall not entitle either of the parties to dis-continue the fulfillment of their undertakings and obligations in terms hereof, save in those instances where the dispute relates to the termination of this Agreement.

     46.9. This Paragraph constitutes a separate agreement to arbitrate which shall survive the termination of this Agreement for any reason.

     46.10. The award of the arbitrator shall be the sole and exclusive remedy between the parties regarding any and all claims and counterclaims presented to the arbitrator; provided, however, that the parties may seek court ordered temporary injunctive relief pending the determination of final award under the arbitration.

                                   ARTICLE XV

                               GENERAL PROVISIONS

47.  TAXES AND IMPOSITIONS:

     47.1. Leasee will pay, prior to delinquency, all real estate taxes and assessments, which may become a lien on the Hotel and which become due and payable during the Term of this Agreement, unless payment is in good faith being contested by Leasee and enforcement of payment has been stayed. If requested, Leasee will provide to Operator documentary evidence of payment.

48.  CURRENCY:

     48.1. All amount to be reimbursed or paid to either party under the terms of this Agreement will be in GBP. At Operator's option, amounts due to it may be paid directly or deposited in a bank account designated in writing by Operator.

49.  NOTICES:

     49.1. The terms "Notice" and "Notify" mean notice given as prescribed in this Paragraph. Any Notice or other document to be given hereunder may be delivered by courier or sent by prepaid registered air mail or by telex or facsimile to the party to be served at that party's address as set forth in EXHIBIT A or to such other address as the party may subsequently designate by this notice procedure.

     49.2. Any such Notice or document will be deemed to have been served (i) if delivered by courier, three days after dispatch; or (ii) if posted, seven days after posting; or (iii) if sent by facsimile, upon the date of transmission with confirmation of receipt by the addressee's terminal; or (iv) immediately, if delivered by hand. If a party has a facsimile terminal, Notice must include a facsimile transmission, unless the documents are bulky or otherwise unsuitable for service by fax.

     49.3. In providing such service it will be sufficient to prove that delivery by courier was made or refused, or that the envelope containing such Notice or document was properly addressed and posted as a prepaid registered letter and was signed for or refused on delivery to the addressee, or that the telex was dispatched after receiving confirmation of the answer back, or that the facsimile was received in legible form.

50.  ASSIGNMENT

Assignment by Operator

     50.1. Subject to the provisions of Paragraph 50.2 below, Operator shall not be entitled to assign, transfer and make over its rights and interests and its undertakings and obligations in terms of this Agreement to any third party without the prior express written consent of Leasee.

     50.2. Notwithstanding the provisions of Paragraph 50.1 above, Operator shall be entitled to assign and transfer its rights and obligations in terms hereof to its wholly owned and controlled subsidiary company, provided that the assignor shall remain jointly and severally liable for the fulfillment by the assignee of the undertakings made and obligations assumed by the "Operator" in terms hereof.

Assignment by Leasee

     50.3. Leasee shall have the right to assign its rights and obligations under this Agreement and/or to sell and transfer its rights and interests in and to the Hotel to any third party without requiring the consent or approval of Operator, provided that such assignment and/or sale shall be made subject to this Agreement. The provisions of this Paragraph shall be in addition to, and shall not derogate from, the rights of Leasee in terms of Paragraph 45 above.

Successors and Assigns

     50.4. The terms, provisions, covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors in interest and the assigns of the parties, except that no assignment, transfer, pledge, mortgage or lease by or through Operator or by or through Leasee, as the case may be, in violation of the provisions of this Agreement shall vest any rights in the assignee, transferee, mortgagee, pledgee, lessee or in any occupant.

51.  SPECIAL PROVISIONS

     51.1. Any special provisions, if any, which have been agreed upon between Leasee and Operator which relate specifically to the Hotel which is the subject matter of this Agreement, are set forth in EXHIBIT E attached hereto.

52.  APPROVALS, CONSENTS, AND OTHER ACTIONS:

     52.1. Whenever the approval, consent, satisfaction, request, agreement, judgment, determination, or other discretionary action of Operator or Leasee is required or permitted by this Agreement, such discretionary action will be given, taken, or exercised reasonably and in good faith. Any such discretionary action of one party that is requested by the other party will not be withheld unreasonably.

     52.2. Except where otherwise provided, where approvals or consents by either Leasee or Operator are called for under this Agreement, the procedures set forth below will be followed. All information, documentation or Notices regarding approval or consents requested by one party will be submitted to the other party pursuant to Paragraph 49 above. Where approvals of documents or written materials are requested, the responding party will have thirty (30) days after receipt thereof within which to respond. Where approvals of actions or proposed actions are requested, the responding party will have thirty
          (30) after receipt of Notice regarding same within which to respond. If no Notice expressing disapproval is given by the responding party to the other party within the designated time period, approval is deemed to have been given.

53.  AMENDMENTS

     53.1. The conditions, covenants, agreements, and terms of this Agreement may only be waived, altered, or modified by a writing signed by both parties.

54.  PARTIAL INVALIDITY

     54.1. If any clause or term of this Agreement should be invalid, unenforceable or illegal, then the remaining terms of this Agreement shall be deemed to be severable therefrom and shall continue in full force and effect unless such invalidity, unenforceability or illegality goes to the root of this Agreement.

55.  HEADINGS AND EXHIBITS

     55.1. The headings or titles used in this Agreement are for the purpose of convenience only and may not be employed in the interpretation or construction of this Agreement

     55.2. The various Exhibits attached to this Agreement constitute an integral part of this Agreement as if same had been specifically incorporated into the body hereof.

56.  ENTIRE AGREEMENT

     56.1. This Agreement constitutes the entire agreement and understanding between Leasee and Operator on the subject matter hereof and supersedes all prior agreements, written or oral, and all prior writings.

57.  COUNTERPARTS

     57.1. This Agreement may be executed by the parties hereto in counterparts, and when so executed will be given the same force and effect as if one copy was executed by all parties.

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date specified in EXHIBIT A.

For: LEASEE

Name:
      -------------------------------
Title:
       ------------------------------

For: OPERATOR

Name:
      -------------------------------
Title:
       ------------------------------

                           HOTEL MANAGEMENT AGREEMENT

                                    EXHIBIT A

                  EXECUTION DATE AND IDENTIFICATION OF PARTIES

1. DATE OF EXECUTION This Agreement is executed as of _________________

2. OPERATOR          Park Plaza Hotels Europe B.V., a company, organized and
                     existing under the laws of the Netherlands, whose address for all purposes in terms of this Agreement is:

                     Hasselaerssteeg 11
                     1012 MB Amsterdam
                     The Netherlands
                     Tel.: 0031-20-7138206
                     Fax.: 0031-20-5240651

3. LEASEE            ___________ Ltd.

4. OWNER _____________________., a company, organized and existing under the laws of the Netherlands, whose address for all purposes in terms of this Agreement is :
                     _____________________

5. THE TERRITORY :   England

6. GOVERNING LAW :   The laws of the Netherlands

                           HOTEL MANAGEMENT AGREEMENT

                                    EXHIBIT B

                            DESCRIPTION OF THE HOTEL

1.   HOTEL NAME _______________

2.   HOTEL CLASSIFICATION: Four Star

3.   COMMON ADDRESS OF THE HOTEL AND HOTEL SITE : ________________

4.   DESCRIPTION OF THE REAL PROPERTY WHICH IS THE HOTEL SITE: ________________

5.   DESCRIPTION OF THE HOTEL AND ALL RELATED FACILITIES: _______________

     Guest Rooms: (Singles, Jr. Suites, Suites)
     11 floors with a total of 462 rooms & suites:

     -    396 four-star deluxe guest rooms & suites:

          -    301 Superior rooms

          -    64 Executive rooms

          -    31 Executive suites

     -    66 five-star luxurious, self-contained, suites with striking views:

          -    10 Studios

          -    41 one bedroom suites

          -    15 two bedroom suites

     Hotel Guest Room Amenities & Features

     Air-conditioning, flat screen TVs, direct telephone with 3 extensions, EU/UK/US power sockets, fax & modem points, Wireless Internet, movie & music channels on demand, laptop safe, mini-bar, hair-dryer, iron & ironing board, tea & coffee making facilities, bath & separate shower as standard

     Suites Guest Room Amenities & Features

     All facilities as in the hotel rooms plus:

     Striking views, self-contained kitchen unit with washer/drier, dishwasher, microwave oven, fridge, high quality coffee machine and Plasma screen with surround sound, Bose CD/DVD player, pillow menu, fax & printer, luxury linen, exclusive bath towels and toiletries.

     The suites benefit from all services & facilities offered by the hotel and guests can charge to their room. Other exclusive services available include:

     nanny / babysitting service, children's toys, play station, business cards, possibility to book a private chef, dedicated butler service / concierge, relocation assistance and valet parking.

     Restaurants:

     Concept restaurant (80 seats, located on ground floor)
     Lobby bar & lounge (located on ground floor)
     Bar (1st floor)
     Breakfast club lounge (basement level 1)
     Executive lounge (11th floor)
     Bars: See above
     Banquet Facilities:
     13 meetings rooms, including:

     -    1 Ballroom accommodating up to 800 Theatre style

     -    1 Ballroom accommodating up to 568 Theatre style

     -

     State-of-the-art audiovisual equipment onsite and a business centre is also available.

     Separate entrance for groups & functions.

     Other Function Space:

     Commercial Space, including Concessions and Shops: 1 retail unit

     Parking Facilities: 120 car parking spaces

     Recreational Facilities: Fitness centre, indoor swimming pool, spa, sauna, steam room, beauty treatment rooms

     Other Details and Information: 120 car parking spaces

                           HOTEL MANAGEMENT AGREEMENT

                                    EXHIBIT C

                         FORM OF PROFIT AND LOSS ACCOUNT

Rooms

     Revenue

     Payroll and related expenses

     Other expenses

          Departmental income

Food and beverage

     Revenue

          Food

          Beverage

     Cost of Sales

          Food

          Beverage

     Other income

     Payroll and related expenses

     Other expenses

          Departmental income

Casino

     Revenue

     Payroll and related expenses

     Other expenses

          Departmental income

Telephone departmental income

Net income from minor

     operated departments

Rentals and other income

Total Operating Department Income

Undistributed operating expenses

     Administrative and general

          Payroll and related expenses

          Other expenses

     Marketing

     Energy costs

     Property operation and maintenance

     Replacements of and additions to

          Furnishings and Equipment

Gross Operating Profit

Operator's Fee

Leasee's Profit Participation

                           HOTEL MANAGEMENT AGREEMENT

                                    EXHIBIT D

                              SUB-LICENSE AGREEMENT

1.   AWARD OF SUB-LICENSE

     1.1 Pursuant to Article XV of the Agreement, the Operator hereby grants the Leasee a sub-license to use the name "Park Plaza" together with the associated logos and certain other services comprising the Park Plaza international System developed by Park Plaza Global Holdings, Inc., as detailed below.

     1.2 Operator hereby warrants, declares and covenants that pursuant to the provisions of the Territory License Agreement entered into between it and Plaza Global Holdings, Inc. ("the Principal License"), it is fully entitled, authorized and empowered to award the Sub-License to Leasee in terms of this Agreement.

     1.3 The sub-license awarded to the Leasee to make use of the Trade Name and to make use of the hotel operation and management system developed by Park Plaza International ("the System") which includes the right to the System's international marketing and reservation system, to receive advertising and promotional materials; to participate in any association of international hotels which may be organized by Park Plaza; to receive advise and assistance in the design, development and enhancement of hotels within the System; to receive training and education of hotel management and key personnel; to be included in the Park Plaza International Directory and to receive manuals and other materials disseminated by Park Plaza.

2.   FEES AND ASSESSMENTS

     2.1 In consideration for the award of the sub-license, it is hereby agreed that Leasee shall pay the Operator a Franchise Fee (Monthly Fee) equal to 1% (one per cent) of the Gross Room Revenues, payable on or before the 20th day of each calendar month during the Term.

          For the purposes of this Exhibit, the term Gross Room Revenues shall be calculated on the accrual method of accounting and in accordance with the Uniform System of Accounts for Hotels as adopted and modified from time to time by the American Hotel and Motel Association. Gross Room Revenues shall not include sales or similar taxes, or gratuities.

     2.2 In Addition, for each calendar month during the Term, Leasee will pay to Operator a Reservation System Users Fee equal to the actual cost pursuant to an outsourcing agreement for the provision of such service.

3.   TERMS AND CONDITIONS OF SUB-LICENSE

     3.1  Operator's Obligations

          The Operator shall continue to maintain high standards of quality, cleanliness, appearance and service for the Park Plaza System and to promote, protect and enhance the public image and reputation of the System and reputation of the System so as to increase the demand for lodging and other services offered under the System.

          The Operator shall undertake to perform or cause others to perform the following :

          (a) Training: In co-operation with the Leasee, offer educational and training courses for Leasee's employees.

          (b) Reservation System: Maintain and make available to all hotels in the System an international reservation system.

          (c) Directory: Publish and make available to all hotels in the System the Park Plaza International Directory;

          (d) Advertising : Cause materials to be prepared for advertising, promotion and marketing of the System for the benefit of the hotels in the System in the country or area in which the Hotel is located, to administer advertising and marketing programs and review proposed marketing materials prepared by Leasee for approval.

          (e) Manual: Provide and maintain a Systems operations and Building Standards Manual ("Manual") containing standards and requirements for construction, conversion, equipping, furnishing and supplying hotels within the system and setting forth management operational standards, procedures and techniques.

          (f) Inspection: Conduct periodic inspections of the services and facilities provided to the public at the Hotel.

          (g) Advice and Consultation : Provide continuing consultation and advise to Leasee in the management, operation and marketing of the Hotel.

     3.2  Leasee's Obligations

          Leasee acknowledges that the value of the hotel operation and management system developed by Park Plaza International (the "System") can only be preserved and enhanced by maintaining a high standard of performance in the operating and maintenance of the Hotels within the System. In this respect, Leasee will do the following:

          (a) Maintenance of the System : Maintain the high standards and public image of the System, preserve the value and reputation of all service marks, trademarks, trade names and related goodwill, and otherwise use all reasonable means to promote and encourage the use of Park Plaza hotels and facilities everywhere by the public.

          (b) Maintenance of the Hotel : Maintain the Hotel in a clean, attractive and orderly condition, using standards established by Park Plaza applicable to such hotels in the System, and make such repairs, additions or improvements as are necessary to maintain the agreed upon standards of the System.

          (c) Service : Provide efficient, courteous and high quality service to the public in accordance with the System.

          (d) Health Standard : Meet and maintain high health standards and ratings applicable to the operations of the Hotel.

          (e) Right of Inspection : Allow Operator and its agents to enter the Hotel at any reasonable time for conducting inspections to ensure compliance with the standards and policies of the System.

          (f) Reservation System : Participate in the International reservation system and observe all terms and conditions of participating in the international reservation system.

          (g) Legal Compliance : Comply with all governmental laws and requirements, pay all taxes and maintain all governmental licenses and permits necessary for operating the Hotel in accordance with the System.

          (h) Compliance with Agreement : Comply in all respect with the System Operations and Building Standards Manual, as amended from time to time and with all other requirements of the Agreement.

     3.3  Records, Reporting And Payments

          Leasee will be responsible for maintaining accurate records with respect to all matters affecting the performance hereof. Within ten
          (10) days after each month, Leasee will provide monthly reports on Room Revenues, occupancies, average daily rates, food and beverage and miscellaneous revenues, gross operating profit and such other information as Operator from time to time specifies.

     3.4  Proprietary Rights

          (a) Proprietary Marks. Leasee acknowledges the name "Park Plaza International" and all related names, trademarks, service marks, copyrights, logos and other indicia, whether registered or not ("Marks") are the exclusive property of Plaza Global Holdings, Inc. which granted a license to Golden Wall Investments Ltd. which grant a sub License to the Operator as more fully detailed in the preamble to this agreement. Leasee agrees not to use the name Park Plaza, Park Plaza, Park Suites or similar combination or variation thereof or the Marks other than in terms hereof without the prior written consent of Park Plaza.

          (b) Proper Use of the Marks : Proper use of the Marks pursuant to this Agreement applies only to their use in connection with the operation of the Hotel subject to the terms of this Agreement, and includes only such Marks as are designated herein or as may be designated by Park Plaza and Operator from time to time in writing.

          (c) Reservation of Rights. Nothing herein contained will ever be construed as giving Leasee any right, title or interest whatsoever in or to the Marks or giving Leasee or others permission to use the Marks or any imitation thereof in any manner, except in accordance with the terms and provisions hereof or with the prior written approval of Park Plaza and/or the Operator, Leasee will not use any Marks as part of Leasee's corporate or other formal business name, except as may result as a consequence of operating the Hotel under the name "Park Plaza International" or "Park Plaza" or with the prior written consent of Park Plaza and Operator.

          (d) Undertaking not to Register Rights. Leasee will not register or attempt to register any of the Marks in any state, nation or political subdivision thereof. The use by Leasee of the Marks outside the scope of this sub-license, without the prior written consent of Park Plaza and Operator, will be an infringement of Park Plaza's exclusive right, title and interest in he Marks, and Leasee expressly covenants that during the term of this sub-license, and after the expiration or termination thereof, Leasee will not directly or indirectly commit an act of infringement or contest or aid in contesting the validity of ownership of Park Plaza's Marks, or take any other action in derogation thereof.

          (e) Rights upon Termination. Upon any termination or expiration of the Principal Agreement for any reason and upon its terms, the sub-license awarded in terms hereof shall automatically lapse, and in such event Leasee will, at its expense, immediately remove and discontinue the use of all signs, furnishing, printed material, emblems, slogan or other distinguishing characteristics which are now or hereafter connected with the Park Plaza name or the Marks. Upon such termination or expiration, Leasee will not operate or do business at the Hotel under any name or in any manner that may tend to give the general public the impression that Leasee or the Hotel are in any way connected with Operator or Park Plaza or the System, and Leasee will, at its own expense, immediately make such modifications or alterations as may be necessary to distinguish the Hotel so clearly from its former appearance as to prevent any possible confusion therewith by the public. If he fails to take any of the foregoing action, Operator or its designated agents may enter the Hotel and adjacent areas at any time to take such actions, at Leasee's sole risk and expense without liability for trespass or other tort or criminal act.

          (f) Goodwill. It is expressly recognized that any and all goodwill associated with the Marks, including any goodwill which might be deemed to have arisen from the use of the Marks at the Hotel, inures directly and exclusively to the benefit of Park Plaza and is the property of Park

               Plaza or of the companies affiliated with it. Upon expiration or termination of the Principal Agreement, no monetary value will be assigned as attributable to any goodwill associated with Leasee or the operation of the Hotel.

                           HOTEL MANAGEMENT AGREEMENT

                                    EXHIBIT E

                           SPECIAL CONTRACT PROVISIONS

This Exhibit contains agreements and provisions which have been concluded between the Parties, and which relate specifically and only to the Hotel designated in Exhibit A.

                           HOTEL MANAGEMENT AGREEMENT

                                    EXHIBIT F

                                  ANNUAL BUDGET

                                 FIRST ADDENDUM

     to the Hotel Management Agreement dated _____ (the "MANAGEMENT AGREEMENT") signed between the parties identified in EXHIBIT A thereto as "Operator" "Leasee" and "Owner" respectively.

                              Dated ______________

WITNESSING THAT IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES TO REVISE THE PROVISIONS OF THE MANAGEMENT AGREEMENT AS FOLLOWS:

1.   AS TO GENERAL

     All the provisions of the Management Agreement and its exhibits, which are not being amended in this First Addendum, shall stay in full force and effect.

2.   EARLY TERMINATION

          New section 45A shall be added to read -

          "45A Notwithstanding anything to the contrary contained above, and without derogating from the rights of either party to terminate this Agreement for cause in terms of Paragraph 45 above, each party shall be entitled to terminate this Agreement on the giving of not less than six (6) months advance written notice.

          Early Termination Fee

               In the event that Leasee shall terminate this Agreement as provided in this section 45A, then and in such event Leasee shall be obliged and undertakes to pay to Operator an early termination fee in an amount equal to MFxMM.

               MF means 1/12 of the Operator's Fee, and the Franchise Fee provided for under EXHIBIT D attached hereto, paid to the Operator in respect of the accounting year immediately preceding the effective date of termination.

               MM means 18 less the number of advance notice months provided for in the advanced written termination notice.

               Operator shall not be entitled to receive an early termination fee in the event that: (a) Leasee shall have terminated this Agreement for cause in terms of the provisions of section 45 above; or (b) either Leasee or Operator shall have elected not to extend the Term of this Agreement to include the Extended Term as provided for in Paragraph 3.3 above.

3.   Paragraph 2.3.1 shall be amended to read -

     "2.3.1 to sell, transfer or otherwise dispose of its rights and interests in and to the Property and/or the Hotel, subject to Operator's rights as specified in Paragraphs 45A and 50.3 below."

4.   Paragraph 50.3 shall be amended to read -

     "Assignment by Leasee

     Leasee shall have the right to assign its rights and obligations under this Agreement and/or to sell and transfer its rights and interests in and to the Hotel to any third party without requiring the consent or approval of Operator, provided that such assignment and/or sale shall be made subject to this Agreement. The provisions of this Paragraph shall be in addition to, and shall not derogate from, the rights of Leasee in terms of Paragraphs 45 or 45A above."

5.   EFFECT

     This Addendum is effective as from ___________.

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this First Addendum as of the date specified above.

For: LEASEE

Name:
      -------------------------------------
Title:
       ------------------------------------


For: OPERATOR

Name:
      -------------------------------------
Title:
       ------------------------------------

                                 SECOND ADDENDUM

    TO THE HOTEL MANAGEMENT AGREEMENT DATED _____(THE "Management Agreement") SIGNED BETWEEN THE PARTIES IDENTIFIED IN Exhibit A THERETO AS "OPERATOR"
                       "LEASEE" AND "OWNER" RESPECTIVELY.

                                  Dated _______

WITNESSING THAT IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES TO REVISE THE PROVISIONS OF THE MANAGEMENT AGREEMENT AS FOLLOWS:

1.   AS TO SECTION 6

     Section 6: Central and Regional Office Services, shall be amended to read:

     Operator shall provide administrative services in support of the Hotel, including general supervision, consultation, planing monitoring compliance with the sub license agreement, corporate finance, personal and employee relations, research and development, and the services of Operator's technical operational and marketing experts making periodic inspections and consultation visits to the Hotel.

     Operator shall also provide various marketing services and advertising.

     (All the said services shall herein be called "CENTRAL OFFICE SERVICES").

     The Central Office Services shall be rendered to the Hotel together with the other hotels operated by Consultant in any respective year by Operator's regional and central offices.

     All the cost of the performance of the Central Office Services including all the employment costs of the personnel employed in the performance of the Central Office Services and all the general and administrative costs to be incurred in connection to the performance of the Central Office Services shall, whether incurred by any of the hotels operated by Operator, be borne and defrayed by the hotels operated by Operator so that operator shall reimbursed for all these costs. Leasee shall bear its pro rata share of such actual and substantiated costs incurred by Operator, provided however that the total amount of such costs to be borne by Leasee shall not exceed 3% (three percent) of the Gross Operating Profit of the Hotel.

     Notwithstanding the aforesaid, the costs of employment of the CEO of Operator and maintaining his office shall be borne by Operator without reimbursement from the Hotel or the other hotels operated by Operator.

2.   AS TO SECTION 22

     Section 22.2.2: a new subsection (xv) shall be inserted after section (xiv) to read:

     (xv) The Base Fee (as calculated in accordance with the provisions of section 21.1.a. above).

3.   AS TO GENERAL

     All the provisions of the Management Agreement and its exhibits, which are not being amended in this Second Addendum, shall stay in full force and effect.

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Second Addendum as of the date specified above.

For: LEASEE

Name:
      -------------------------------------
Title:
       ------------------------------------


For: OPERATOR Park Plaza Hotels Europe B.V.

Name:
      -------------------------------------
Title:
       ------------------------------------

                                                                    Dated, _____

On the date hereof we the undersigned, _________________. ("LEASEE") and Park Plaza Hotels Europe B.V. ("OPERATOR"), entered into a Hotel Management Agreement (the "HOTEL MANAGEMENT AGREEMENT") pursuant to which Operator shall manage the __________ Park Plaza Hotel in London (the "HOTEL").

Notwithstanding any thing contained in the Hotel Management Agreement, it is hereby agree between the parties that in the event that the Leasee and/or the Owner shall introduce and offer a time sharing program in the Hotel - the revenue in consideration for the sale of such program units itself (in distinction to maintenance fees or other payment of a category similar to maintenance fee such as annual club membership fee) SHALL NOT be part of the Hotel's "Gross Operating Profit" or the "Room Revenues" in accordance with section 22 of the Hotel Management Agreement and accordingly shall not be part of the basis of calculation of the fees payable to Operator pursuant to the Hotel Management Agreement or its early termination.

     IN WITNESS WHEREOF,

For: LEASEE

Name:
      -------------------------------------
Title:
       ------------------------------------


For: OPERATOR Park Plaza Hotels Europe B.V.

Name:
      -------------------------------------
Title:
       ------------------------------------